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								 Exhibit 10-2

			   OHIO CASUALTY CORPORATION
			   2002 STOCK INCENTIVE PLAN
		     NON-QUALIFIED STOCK OPTION AGREEMENT

The Ohio Casualty Corporation ("Company") believes that its business interests are best served by providing you an opportunity to share in the Company's business successes. To this end, the Company adopted the Ohio Casualty 2002 Stock Incentive Plan ("Plan") as a means through which you may share in the appreciation of the Company's stock. This is done by granting "Awards" to key employees, like you. If you meet the conditions described in this Agreement (and the Plan), these Awards will mature into an equity interest in the Company.

There is no guarantee that the value of your Award will increase. This is because the value of the Company's stock is affected by many factors. However, the Company believes that your efforts affect the value of its stock and that this Plan (and the Awards made through the Plan) are an appropriate means of sharing with you the value of your contribution to the Company's business success.

This Agreement describes the type of Award that you have been granted and the conditions that must be met before you may realize the value associated with your Award. To fully understand these terms and conditions, you should:
     - Read this Award Agreement carefully; and

     - Call Shareholder Relations at 513-603-2175 if you have any questions about your Award or if you want a copy of the Plan.

     - Sign both copies of the stock option agreement as the "Optionee/Grantee", keeping one (1) copy for your file and returning one (1) copy to Shareholder Relations in the enclosed self addressed envelope by March 31, 2005. Please note, if the executed stock option agreement is not received by March 31, 2005, the stock option granted to you will be cancelled.

Thank you very much for your hard work and continued commitment to the Company.


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		  DESCRIPTION OF YOUR NONQUALIFIED STOCK OPTION
		  ---------------------------------------------

Your Award Consists of Nonqualified Stock Options

     You have been awarded Nonqualified Stock Options (or "NQSOs") through which you may purchase Company stock. Your NQSOs are subject to the following terms and to some general rules discussed later in this Agreement.

Grant Date

     Your NQSOs were issued on February 25, 2005. This is the date your NQSOs were granted and the date on which the vesting schedule for your NQSOs begins.

Award

     You have been granted 25,000 NQSOs. You may purchase one Company share for each NQSO granted, but only if you meet the terms and conditions described in this Agreement and in the Plan.

Exercise Price

     You may exercise each NQSO by paying $24.55 to purchase one Company share. When you purchase Company shares by exercising a NQSO, the option exercised is cancelled. You also may pay the exercise price by surrendering Company shares you already have owned for at least six months. The effect of this procedure is described later in this Agreement.

Expiration Date

     You must exercise all these NQSOs, if at all, by no later than February 25, 2015. If you do not exercise these NQSOs by this date they will expire and may not be exercised at a later date.

			  LIMITS ON EXERCISING YOUR NQSOs
			  -------------------------------

Vesting

     Normally, you may not exercise your NQSOs until they "vest." Your NQSOs will vest (and may be exercised) at the following times:

	  8,333 NQSOs, anytime on or after February 25, 2006;
	  16,666 NQSOs, anytime on or after February 25, 2007; and 25,000 NQSOs, anytime on or after February 25, 2008.

     This does not mean that you must exercise your NQSOs on these dates; these are merely the first dates that you may do so. However, your NQSOs will expire unless they are exercised before the Expiration Date. Also, there are some special situations in which

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     your options may vest earlier.  These are described later in this
     Agreement. And, normally, you may not exercise any NQSOs to purchase a fractional Company share.


			  TAX TREATMENT OF YOUR NQSOs
			  ---------------------------

This brief discussion of the federal tax rules that affect your NQSOs is provided as general information (not as personal tax advice) and is based on the Company's understanding of federal tax laws and regulations in effect as of the Grant Date.

You should consult with a tax or financial adviser to fully understand the tax ramifications of your Award.

You are not required to pay ordinary income taxes on the value of a NQSO when it is issued. However, you are required to pay income tax when you buy Company stock by exercising a NQSO. This tax is calculated by applying ordinary income tax rates to the difference between the value of Company stock when the NQSO is exercised and the Exercise Price. Any gain you realize when you sell the Company stock you purchased through a NQSO (i.e., the difference between the sales price and the value of the Company stock on the date the NQSO was exercised) after holding the shares for the applicable capital gains period will normally be taxed at favorable capital gains rates. You may increase the portion of your Award's value that is subject to capital gains tax rates by making a special election [known as a Code Section 83(b) election] within 30 days of the Grant Date. However, there are important tax and investment issues that you must consider before making a Code Section 83(b) election. These should be discussed with your personal tax and investment adviser.


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			GENERAL TERMS AND CONDITIONS
			----------------------------

       These terms and conditions apply to all Awards under this Award
       Agreement
1.00 Conduct Leading to Forfeiture of Unexercised Awards: You may forfeit any unexercised Award granted if, at any time, you:

       - Agree to or actually serve in any capacity for a business or entity that competes with the Company or any Subsidiary or provides services to an entity that competes with the Company or any Subsidiary;

       - Refuse or fail to consult with, supply information to, or otherwise cooperate with the Company after having been requested to do so; or

       - Deliberately engage in any action that the Company decides has caused or is likely to cause substantial harm to its interests or the interests of any Subsidiary.

2.00   Effect of Terminating Employment:  Subject to the Section 1.00:

       [1] If you terminate employment any unexercised Awards will expire on the earlier of:

       - The Award's Expiration Date, even if you are employed on that date;

       - The date your employment ends, if you are terminated by the Company for cause (as defined in the Plan);

       - Thirty days after your employment ends, if you are involuntarily terminated by the Company for any reason other than cause;

       - The date your employment ends, if you terminate your employment voluntarily (other than for retirement, as defined in the Plan);

       - Three months after your retirement (or 12 months after your retirement if you die within three months after you retire), if you terminate after reaching retirement age;

       - Twelve months after your employment ends, if you terminate because of a disability (as defined in the Plan); or

       - Twelve months after your death, if you terminate because you die.

       [2]  If you are a Director (and not also an employee), your Awards:

       - May be exercised any time within three months after you leave the Board (except Awards with an earlier Expiration Date); and

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       - If you die within three months of the date you leave the Board,
	 your Awards will expire on the earlier of the Award's Expiration Date or 12 months after the date your directorship ends.

Note, it is your responsibility to keep track of when your Awards expire.

3.00 Buy Out of Awards by Company: The Company may decide at any time to buy out your Award. This may happen without your consent and at any time. If the Company decides to buy out your Awards, it will pay you the difference between the fair market value of each Award to be cancelled and the exercise price of the Award.

4.00 Acceleration of Vesting: All Awards will be fully vested (and be exercisable) and all restrictions will lapse:

       [1] If the Company undergoes a merger or consolidation or if there is a reclassification of Stock or the exchange of Stock for the securities of another entity (other than a Subsidiary) that has acquired the Company's assets or which is in control of an entity that has acquired the Company's assets and the terms of that plan or agreement are binding on all holders of Stock (except to the extent that dissenting shareholders are entitled to relief under applicable law). Upon payment of the exercise price, you will receive the applicable securities or cash equal to those you would have received prior to the events listed in this section; or

       [2] If your employment terminates because you are disabled or because you die, you terminate employment after reaching retirement age or you are involuntarily terminated by the Company for any reason other than cause.

5.00 Transferring Awards: Normally Awards may not be transferred except by will or applicable laws of descent and distribution and, during your lifetime, may be exercised only by you or your guardian or legal representative. However, the Company may allow you to place your NQSOs into a trust established for your benefit or the benefit of your family. Contact us at the number shown below if you are interested in doing this.

6.00 Restrictions on Transfers of Stock: The Company may impose restrictions on any shares of Company stock you acquire by exercising an Option, including restrictions related to applicable securities laws, the rules of any national securities exchange or system on which Company stock is listed or traded.

7.00 Section 16 of the Exchange Act: If you are subject to the requirements of Section 16 of the Securities Exchange Act, you are responsible for ensuring that all requirements of Section 16 are met, including the holding of securities purchased under this Agreement for a minimum of six months before disposition.

8.00 Beneficiary Designation: You may name a Beneficiary or Beneficiaries to receive or to exercise any vested Award that is unpaid or unexercised if you die. If you have not made an effective Beneficiary designation, your Beneficiary will be your surviving spouse or, if you do not have a surviving spouse, your estate. A Beneficiary form may be completed for each Award and will be effective only when in writing and filed with the Committee.

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9.00   Tax Withholding:  In some cases, income taxes must be withheld on the value of your Award exercised. These taxes may be paid in one of several ways, including:

       - The Company may withhold this amount from other amounts owed to you (e.g., your salary); or

       - You may pay these taxes by giving the Company cash equal to the amount that must be withheld or by giving the Company other shares of Company stock (that you have owned for at least six months) with a value equal to the taxes due.

       You may choose the approach you prefer when the Award is payable, although the Company may reject your preferred method for any reason (or for no reason). If this happens, you must pay these taxes in the way the Company specifies.

10.00 Exercising Awards: Awards will be exercised through the Company's Shareholders Relations Office and your broker. Options may be exercised by paying cash or a personal check immediately payable to the Company. The Exercise Price due on an option also may be paid by giving the Company other shares of Company stock having a value equal to the Exercise Price due (but only if you have owned those shares for at least six months). Complicated tax rules apply if you do this and you should discuss these rules with your personal investment or tax advisor.

       Generally, if your surrender Company shares to pay the Exercise Price, your basis in the surrendered shares will carry over to a like number of shares you buy through this procedure. The rest of the Company shares you buy at that time will have no tax basis.

       Example: Assume that you already own 100 Company shares with a combined value of $2,000 ($20 for each share) and that you want to exercise options to buy 200 Company shares. To do this, you must pay an Exercise Price of $2,000. Instead of paying cash to exercise the option, you decide to surrender the Company shares you already own (and have owned for at least six months). After the option is exercised, you will own 200 Company shares, 100 of which will have a tax basis of $20, the carryover basis from the Company shares you surrendered, and the rest of the Company shares bought through the option exercise will have a basis of $0.

       More complicated rules apply if you are surrendering shares you bought through an earlier option exercise. Be sure you discuss these rules (and the consequences of surrendering already owned Company shares to pay the Exercise Price) with your personal investment or tax advisor.

11.00 Governing Law: This agreement will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the United States and of the State of Ohio.

12.00 Other Agreements: Your Awards will be subject to the terms of any other agreements between you and the Company.

13.00 Adjustments to Awards: The number of your Awards will be adjusted to reflect any change to the Company's capital structure (e.g., a stock split).

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14.00  Conflict:  In the event of conflict between the terms of this agreement and the Plan, the terms of the Plan govern.


			       #  #  #  #  #

You must sign this Agreement; if you do not your Award will be cancelled. By signing this Agreement you acknowledge that this Award is granted under and is subject to the terms and conditions described in this Agreement and in the Plan.

OPTIONEE/GRANTEE                                OHIO CASUALTY CORPORATION



						/s/Dan R. Carmichael
-----------------------------                   -----------------------------
Michael A. Winner                               Dan R. Carmichael
						President & CEO



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